Exhibit 99.1

FOR IMMEDIATE RELEASE
November 13, 2020

Tandy Leather Factory Reports Certain 3rd Quarter Operating Results and Related Information

FORT WORTH, TEXAS – November 13, 2020 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Pink: TLFA) today reported certain financial result information for its third fiscal quarter, ended September 30, 2020.  Sales are still preliminary but were approximately $15.8 million, a decrease of 3.1% compared to prior year's $16.3 million.  As of September 30, 2020, the Company had  $0.4 million of debt and $10.1 million of cash and cash equivalents.

Commenting on these preliminary results, Janet Carr, Chief Executive Officer, said, “We were pleased with our third quarter sales performance following the shutdown of our entire store fleet from COVID-19 in Q2.  In the third quarter, we were able to reopen substantially all of our remaining store fleet after the permanent closure of 8 stores.  Strong web sales continued in Q3, even as stores have reopened.  Total sales growth improved through the quarter with positive year-over-year growth in September and continuing through October.  While the future remains hard to predict in the current economic climate and with COVID-19 case rates rising again, we have confidence in the overall trajectory of the business.”

The Company continues to undergo a financial accounting restatement of the information presented in its Form 10-K for fiscal year 2018, and as a result is still completing its financial statement audits for fiscal year 2019 and the first three quarters of fiscal 2020.  This includes the Company’s Quarterly Report on Form 10-Q for the third quarter, which the Company expects to file together with its restated and other outstanding filings.  Until then, the Company is not in a position to provide detailed financial information beyond its sales and cash balance.  The Company also confirmed that Nasdaq’s decision to de-list the Company’s common stock from the Nasdaq Global Market was upheld upon appeal; the Company intends to apply to re-list its common stock on Nasdaq following the filing of all of its outstanding reports with the SEC.

Ms. Carr added, “We are looking forward to the completion of the audit of our restated financials, our re-listing on the Nasdaq, and a return to a regular, fulsome discussion of our financial results with investors.  During this period, and despite the distraction and economic environment, we have made significant progress on our consumer-facing initiatives, implemented new, comprehensive systems improvements, launched a new web platform and centralized ecommerce fulfillment capability and substantially increased digital marketing, and made other investments in building the foundation for our long-term growth.”

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 105 North American stores located in 40 US states and 6 Canadian provinces, and one store located in Spain.  Its common stock trades over-the-counter “pink sheets” with the symbol “TLFA”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Steve Swank, Tandy Leather Factory, Inc.  (817) 872-3200 or steve.swank@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes